The information in this Prospectus Supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. A final Prospectus Supplement and Prospectus will be delivered to purchasers of these securities. This Prospectus Supplement and the Prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  FILED PURSUANT TO RULE 424(b)(5)
                                        REGISTRATION NO. 333-16125

                 SUBJECT TO COMPLETION, DATED JANUARY 25, 1999

P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED NOVEMBER 9, 1998)

                                  $100,000,000

   [LOGO]
                             Forest Oil Corporation
                       % Senior Subordinated Notes Due 2006
                                 --------------

    The Notes will bear interest at the rate of    % per year. We will pay
interest on the Notes twice a year on January 15 and July 15, beginning on July
15, 1999. The Notes will mature on         , 2006. If we default, your right to
payment under the Notes will be junior to our secured debt and our other senior debt, whether current or future. We do not intend to list the Notes on any national securities exchange or on Nasdaq. We have the right to redeem the Notes prior to their maturity at a redemption price that is described more fully in this Prospectus.

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR SEVERAL FACTORS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE YOU INVEST IN THE NOTES BEING OFFERED BY THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                                                                   Per Note       Total
                                                                  -----------  -----------
Public Offering Price                                                        % $
Underwriting Discount                                                        % $
Proceeds to Forest (before expenses)                                         % $

    The following underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes to you on or about
         , 1999.

                                 --------------

Salomon Smith Barney

                           Morgan Stanley Dean Witter

                                                         Warburg Dillon Read LLC

        , 1999

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

    This document is in two parts. The first part is the Prospectus Supplement, which describes the specific terms of the Notes we are offering. The second part, the base Prospectus, gives more general information, some of which may not apply to the Notes we are offering. Generally, when we refer only to the "Prospectus," we are referring to both parts combined.

    IF THE DESCRIPTION OF YOUR NOTES VARIES BETWEEN THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF
ANY DATE LATER THAN JANUARY   , 1999.

                                 --------------

    We include cross references in the Prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                            -----------


                                                 PROSPECTUS SUPPLEMENT

Forward Looking Statements................................................................................         S-3
Prospectus Summary........................................................................................         S-4
Risk Factors..............................................................................................        S-12
Use of Proceeds...........................................................................................        S-21
Capitalization............................................................................................        S-22
Description of the Notes..................................................................................        S-23
Underwriting..............................................................................................        S-65
Legal Matters.............................................................................................        S-66
Experts...................................................................................................        S-66

                                                      PROSPECTUS

About this Prospectus.....................................................................................           2
Where You Can Find More Information.......................................................................           2
The Company...............................................................................................           3
Use of Proceeds...........................................................................................           3
Ratio of Earnings To Fixed Charges........................................................................           3
Description of Debt Securities............................................................................           3
Description of Capital Stock..............................................................................           7
Anti-Takeover Provisions..................................................................................           8
Plan of Distribution......................................................................................           8
Legal Matters.............................................................................................           9
Experts...................................................................................................           9

                           FORWARD-LOOKING STATEMENTS

    The information in this Prospectus may contain forward-looking statements. You can identify these statements by words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this Prospectus and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement. Prices for oil and natural gas fluctuate widely and have declined significantly recently. Numerous uncertainties are inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures. Many of these uncertainties are beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by geological engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

                               PROSPECTUS SUMMARY

THE COMPANY

    Forest was founded in 1916 making it one of the oldest independent oil and gas companies in the United States. We operate in four core operating areas:
Western Canada, Western U.S., the Gulf Coast, and the Gulf of Mexico. Forest has been a publicly traded company for almost 30 years.

    Since 1995, The Anschutz Corporation, a private Denver based corporation, has invested almost $175 million in Forest and currently owns approximately 40% of our common stock.

RECENT DEVELOPMENTS

    PRELIMINARY 1998 RESULTS. We believe that our estimated proved reserves as of December 31, 1998 were in the range of 750 BCFE to 800 BCFE. Approximately 70% to 75% of our reserves are located in the United States and about 70% of proved reserves are natural gas. Forest had a ceiling limitation writedown of $125 million (after tax) for the quarter ended September 30, 1998. We may have a further writedown of $25 million to $50 million for the fourth quarter of 1998 due to further reductions in oil prices. We estimate that our 1998 finding costs were in the range of $1.35 to $1.40 per MCFE. We have not finalized our 1998 results and therefore we can give you no assurance that actual results will not vary materially from these estimates.

    SAXON TRANSACTION. In August 1998, we acquired all of the outstanding common shares of Saxon Petroleum Inc. not owned by us in exchange for 1,081,256 shares of Forest common stock. We expect to realize general and administrative cost savings of approximately $1.5 million (U.S.) per year as a result of the consolidation of the operations of Saxon with those of our wholly owned Canadian subsidiary, Canadian Forest Oil Ltd.

    BANK OF AMERICA. In June 1998, we settled our only remaining nonrecourse production payment loan by issuing 271,214 shares of common stock to the lender, Bank of America National Trust & Savings Association. The loan, which originated in May 1992, had a remaining principal amount of approximately $14.6 million and a book value of approximately $9.9 million. The loan was secured primarily by certain oil properties in Oklahoma and the Gulf of Mexico. As a result of the settlement, we recorded an extraordinary gain of approximately $6.2 million in June 1998.

    ANSCHUTZ ACQUISITION. In June 1998, Forest issued 5.95 million shares of common stock to Anschutz in exchange for certain oil and gas assets. The oil and gas assets acquired included an interest in the Anschutz Ranch East Field located in Utah and Wyoming. Our interest in this field had net proved developed producing reserves estimated at approximately 72 BCFE at the date of acquisition. We also acquired all of Anschutz's Canadian oil and gas assets, comprised primarily of approximately 170,000 net acres of undeveloped land as well as 5.2 BCFE of estimated proved reserves. Our acquisition included certain of Anschutz's international oil and gas assets comprised of 13 international projects encompassing approximately 18 million net acres of undeveloped land.

    UNOCAL ACQUISITION. In May 1998, we acquired certain oil and gas interests of Unocal Canada Exploration Limited and Unocal Canada Limited in the Northwest Territories and frontier areas of Canada. The assets acquired included Unocal's 35% working interest in the P-66 discovery well on the Flett Prospect in the southern Northwest Territories, approximately 225,000 net acres of lands in the Northwest Territories held under exploration licenses on a work permit basis, certain other working interests and Unocal's data base including seismic surface geology, reservoir engineering and other information collected during Unocal's 40 years of exploration activity in the Northwest Territories.

    LOUISIANA ACQUISITION. In February 1998, we purchased interests in oil and natural gas properties in 13 fields located onshore in Louisiana from a private company for total consideration of approximately $231 million. The consideration consisted of approximately $217 million of cash and one million shares of

Forest common stock. The properties had estimated proved reserves of approximately 189 BCFE at the time of purchase.

STRATEGY

    Our strategy is to focus on the exploration, development and acquisition of oil and gas producing properties located in selected areas in North America where we have expertise and experience.

    Acquisitions have been an important component of our growth strategy, but we have not made acquisitions simply to increase the size of the company. Both the Louisiana and Anschutz acquisitions in 1998 offer Forest upside potential through both exploration and development of these fields. The Anschutz acquisition offers development opportunities at the Anschutz Ranch East Field, as well as exploration internationally. Through recompletions and workovers, we expect to increase production on the Louisiana properties in 1999. In addition, we have identified numerous exploration opportunities in deeper horizons on these properties.

    DIVERSIFY NORTH AMERICAN GAS STRATEGY. We believe that through our operations and acquisitions in Canada, we have significantly diversified our operations and added long-lived reserves and production assets to our development portfolio. These geographic regions also provide diversification to the exploration portfolio through exploratory plays in which we can employ our technical expertise.

    In addition, we believe that these geographic positions also provide attractive natural gas market diversification. We believe that this diversification could benefit our operating margins as improvements in the infrastructure of the North American gas transportation system create price differentials that are more closely related to proximity to markets rather than the availability of transportation. In support of this belief, the average price differential between Canadian spot gas prices and Henry Hub spot gas prices for the three months ended December 31, 1998 decreased by approximately $1.41 U.S. per MMBTU compared to the same period in the prior year.

    ENHANCE EXISTING PROPERTIES THROUGH ACTIVE DEVELOPMENT PROGRAM. We continually evaluate new imaging, drilling and completion technologies and their potential application to our existing properties in order to identify additional development opportunities. We also pursue workovers, recompletions, secondary recovery operations and other production enhancement techniques on our properties to increase production. Our development expenditures and activities on our existing properties increased in 1998 as compared to prior years. We have increased our expenditures for development from $13.2 million in 1995 to approximately $70 million in 1998. We have, however, reduced our 1999 capital expenditure budget (exploration and development) due to lower oil and gas prices. We have budgeted $60 million for 1999, which is less than our expected cash flow from our producing properties. Approximately two-thirds of the $60 million budget is dedicated to development spending and one-third to exploration, and approximately two-thirds to U.S. projects and one-third to Canadian projects.

    CONTROL OPERATIONS TO MAXIMIZE EFFICIENCIES. We emphasize control of operations in all of our core operating areas and in our evaluation of acquisition opportunities. Control of operations positions us to maximize synergies and operating efficiencies and control the timing and costs of drilling operations in order to increase margins and the returns on capital investments.

    CONSERVE CAPITAL RESOURCES. Under the current difficult operating environment caused by low oil and gas prices, we have reduced budgeted capital spending for 1999 by 53% from $130 million to $60 million. By reducing our planned spending, we plan to improve our liquidity position by using excess cash flow from operations to reduce indebtedness.

    MAINTAIN FINANCIAL FLEXIBILITY. We are committed to maintaining financial flexibility, which we believe is important for the successful execution of our strategy. From January 1, 1995 through September 30, 1998, Forest added a total of approximately $385 million of common equity through the issuance of common stock. We seek to continue to reduce our level of debt as a percentage of our capitalization.

    PURSUE ATTRACTIVE ACQUISITIONS. We continue to pursue acquisitions of producing properties. Our selection criteria include (i) strategic location in a core area of operations or establishment of a new core area through the acquisition of a significant property base, (ii) potential for increasing reserves and production through lower risk development, (iii) attractive potential return on investment, and (iv) opportunities for improved operating efficiencies. In Canada, we have an additional criterion that natural gas properties include sufficient plant processing capacity and adequate access to markets.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically addressed our long-term liquidity needs through the issuance of debt and equity securities, when market conditions permit, and through the use of bank credit facilities and cash provided by operating activities.

    During the first nine months of 1998, Forest had approximately $442 million of capital expenditures, consisting of approximately $336 million of acquisition costs and $106 million of exploration and development costs. Forest used the following sources to fund the cash portion of the expenditures (in millions):

Cash balances...............................................  $      56
8 3/4% Senior Subordinated Notes............................         75
Bank borrowings under lines of credit.......................        215
                                                              ---------
                                                              $     346

The remainder of the capital expenditure costs represent the recorded value of Forest's common stock issued in acquisitions.

    We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of common stock, preferred stock or other equity securities of Forest, the issuance of net profits interests, sales of non-strategic assets, prospects and technical information, or joint venture financing.

    BANK CREDIT FACILITIES. Forest and its subsidiaries, Canadian Forest and Producers Marketing Ltd. (ProMark) have a $300,000,000 global credit facility which currently provides for a global borrowing base of $300,000,000 through a syndicate of banks led by The Chase Manhattan Bank and The Chase Manhattan Bank of Canada. The maximum credit facility allocations in the United States and Canada are $275,000,000 and $25,000,000, respectively. The borrowing base will be reduced to $250,000,000 after this offering is completed. The borrowing base is subject to redeterminations. Funds borrowed under the global credit facility can be used for general corporate purposes. Under the terms of the global credit facility, Forest, Canadian Forest and ProMark are subject to certain covenants and financial tests, including restrictions or requirements with respect to cash dividends, including cash dividends on the preferred stock, working capital, cash flow, additional debt, liens, asset sales, investments, mergers and reporting responsibilities.

    The global credit facility is secured by a lien on, and a security interest in, a portion of our U.S. proved oil and gas properties, related assets, pledges of accounts receivable, and a pledge of 66% of the capital stock of Canadian Forest. The global credit facility is also indirectly secured by substantially all of the assets of Canadian Forest.

    In addition Saxon, a wholly-owned subsidiary of Canadian Forest Oil Ltd., has a $38,100,000 CDN borrowing base, of which $38,021,320 CDN is currently drawn.

    At December 31, 1998, the outstanding borrowings under the global credit facility were $272 million in the United States and Canada with an average effective interest rate of 7.2%. Forest has also used the global credit facility for Letters of Credit in the amount of $233,000 in the United States and $3,839,000 CDN in Canada.

    HEDGING PROGRAM. In addition to the volumes of natural gas and oil sold under long-term sales contracts, we also use energy swaps and other financial agreements to hedge against the effects of fluctuations in the sales prices for oil and natural gas produced. In a typical swap agreement, Forest receives the difference between a fixed price per unit of production and a price based on an agreed upon third-party index if the index price is lower. If the index price is higher, Forest pays the difference. Our current swaps are settled on a monthly basis. At December 31, 1998 Forest had natural gas swaps for an aggregate of approximately 78 BBTU (billion British Thermal Units) per day of natural gas during 1999 at fixed prices ranging from $1.51 per MMBTU (million British Thermal Units) on an Alberta Energy Company "C" (AECO "C", U.S. $) basis to $2.66 per MMBTU on a New York Mercantile Exchange (NYMEX) basis. The weighted average hedged price for natural gas under such agreements is $2.20 per MMBTU in 1999. Forest does not currently have any oil swaps.

                                  THE OFFERING

Issuer.................................  Forest Oil Corporation

Securities offered.....................  $100.0 million aggregate principal amount of     %
                                         Senior Subordinated Notes Due 2006.

Maturity...............................  , 2006.

Interest payment dates.................  January 15 and July 15 of each year, commencing
                                         July 15, 1999.

Ranking................................  The Notes will be unsecured senior subordinated obligations and will rank junior to our existing
                                         and future senior indebtedness. The Notes will rank
                                         equally with our existing and future senior
                                         subordinated indebtedness and will rank senior to
                                         our subordinated indebtedness. The Notes
                                         effectively will rank junior to all liabilities of
                                         our subsidiaries. The terms "Senior Indebtedness"
                                         and "Subordinated Indebtedness" are defined in the
                                         "Description of the Notes--Certain Definitions"
                                         section of this Prospectus Supplement. As of
                                         September 30, 1998, after giving pro forma effect
                                         to this Offering and our use of the net proceeds
                                         from this Offering, we would have had outstanding
                                         $165 million of senior indebtedness and we would
                                         have had outstanding $9 million of senior
                                         subordinated indebtedness other than the Notes. As
                                         of September 30, 1998, our Subsidiaries (as defined
                                         herein) had approximately $257 million of balance
                                         sheet liabilities, of which $237 million was
                                         indebtedness, including $200 million of 8 3/4%
                                         Senior Subordinated Notes due 2007 issued by
                                         Canadian Forest Oil Ltd.

Optional redemption....................  We cannot redeem the Notes before January 15, 2003, except as described immediately below. Thereafter,
                                         we can redeem some or all of the Notes at the
                                         redemption prices listed in the "Description of the
                                         Notes--Optional Redemption" section of this
                                         Prospectus Supplement, plus accrued interest.

Optional Redemption after Equity
  Offerings............................  At any time (which may be more than once) before
                                         January 15, 2003, we can choose to redeem up to
                                         33 1/3% of the amount of the Notes originally
                                         issued with money that we raise in certain equity
                                         offerings as long as:

                                         - we redeem the Notes within 90 days of completing
                                         such equity offering; and

                                         - at least 66 2/3% of the initial aggregate
                                         principal amount of the Notes remains outstanding
                                           afterwards.

Change of Control Offer................  If a change in control of our company occurs, we must give holders of the Notes the opportunity to
                                         sell to us their Notes at a purchase price of 101%
                                         of their face amount, plus accrued interest. The
                                         term "Change of Control" is defined in the
                                         "Description of the Notes-- Repurchase at the
                                         Option of the Holders upon a Change of Control"
                                         section of this Prospectus Supplement.

Certain Covenants......................  The indenture governing the Notes will contain certain covenants that, among other things, will
                                         limit our ability and that of our Subsidiaries to:

                                         - incur additional indebtedness;

                                         - pay dividends or make distributions on, or redeem
                                         or repurchase, capital stock;

                                         - enter into transactions with certain affiliates,
                                           and

                                         - consolidate, merge or transfer all or
                                         substantially all of our assets.

                                         These covenants are subject to important exceptions
                                         and qualifications, which are described in the
                                         "Description of the Notes--Certain Covenants"
                                         section of this Prospectus Supplement.

Use of Proceeds........................  We estimate that the net proceeds we will receive from this Offering will be approximately $
                                         million. We intend to use these proceeds to repay a
                                         portion of our existing bank indebtedness.

Risk Factors...........................  You should consider carefully the information set forth under "Risk Factors" beginning on page S-12
                                         of this Prospectus.

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary historical financial data for Forest for the nine months ended September 30, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1997; and pro forma data for the nine months ended September 30, 1998 and the year ended December 31, 1997. The summary financial data set forth below should be read in conjunction with the consolidated financial statements of Forest (including the Notes thereto) included in our Report on Form 10-K for the year ended December 31, 1997, the condensed consolidated financial statements included in our Report on Form 10-Q for the nine months ended September 30, 1998 and the condensed pro forma combined financial statements in our Report on Form 8-K/A dated February 3, 1998 and our Reports on Form 8-K dated June 25, 1998 and January 22, 1999.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                          -----------------------------------  --------------------------------------------
                                           PRO FORMA                           PRO FORMA
                                            1998(1)      1998(2)     1997(2)    1997(1)    1997(2)     1996(2)      1995
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
                                                                           (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Marketing and processing..............  $   104,748      104,748    140,470    184,399     184,399     187,374     --
  Oil and gas sales.....................      136,129      123,936    112,225    209,750     155,242     128,713     82,275
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
    Total revenue.......................  $   240,877      228,684    252,695    394,149     339,641     316,087     82,275
Expenses:
  Marketing and processing..............  $    99,502       99,502    134,268    175,847     175,847     178,706     --
  Oil and gas production................       31,802       29,997     27,583     45,581      36,284      32,199     22,463
  General and administrative............       15,192       15,192     12,448     17,614      16,864      13,623      9,081
  Interest..............................       29,861       28,429     15,652     42,039      21,403      23,307     25,323
  Depreciation and depletion............       79,276       74,163     58,820    103,423      79,991      63,068     43,592
  Impairment of oil and gas
    properties..........................      140,000      140,000     --         --          --          --         --
  Minority interest in earnings (loss)
    of subsidiary.......................         (517)        (517)       209        108         108         (19)    --
  Translation (gain) loss on
    subordinated debt...................        8,328        8,328     --          4,051       4,051      --         --
  Miscellaneous, net....................       (7,951)      (7,951)    (1,882)    (1,289)     (1,289)     (1,387)      (181)
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
    Total expenses......................      395,493      387,143    247,098    387,374     333,259     309,497    100,278
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
Earnings (loss) before income taxes and
  extraordinary item....................  $  (154,616)    (158,459)     5,597      6,775       6,382       6,590    (18,003)
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
Earnings (loss) before extraordinary
  item..................................  $  (139,656)    (143,499)     1,909      3,482       3,089       1,139    (17,996)
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
Net earnings (loss).....................  $  (133,460)    (137,303)   (10,450)    (8,877)     (9,270)      3,305    (17,996)
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
                                          -----------  -----------  ---------  ---------  ----------  ----------  ---------
SELECTED FINANCIAL DATA:
Cash provided (used) by operating
  activities............................               $    59,163     35,043             $   60,535      70,442     (5,452)
Cash used by investing activities.......               $   338,163    111,494             $  151,638     226,870     17,710
Cash provided by financing activities...               $   265,736     92,387             $  101,233     161,876     23,579
Total capital expenditures..............               $   442,416    114,799             $  156,195     244,118     52,744
EBITDA (3)..............................               $    91,944     80,278             $  111,935      92,946     50,912
Historical ratio of earnings to fixed
  charges (4)...........................                   --             1.3                    1.3         1.3     --
Pro forma ratio of earnings to fixed
  charges (5)...........................
                                                       -----------                        ----------

                                                               THREE MONTHS ENDED SEPTEMBER 30, 1998
                                                                            (UNAUDITED)
                                                               --------------------------------------
                                                                  UNITED
                                                                  STATES       CANADA    CONSOLIDATED
                                                               ------------  ----------  ------------
AVERAGE DAILY PRODUCTION:
  Natural gas (MCF)..........................................      135,770       42,370      178,140
  Liquids (BBLS).............................................        7,110        4,880       11,990
    Total (MCFE).............................................      178,430       71,650      250,080
                                                               ------------  ----------  ------------
                                                               ------------  ----------  ------------

                                                                                             AS OF SEPTEMBER 30,
                                                                                                    1998
                                                                                           -----------------------
                                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Net property and equipment...............................................................        $   718,426
Total assets.............................................................................        $   819,076
Long-term debt...........................................................................        $   510,294
Shareholders' equity.....................................................................        $   223,786

------------------------

(1) The pro forma consolidated statement of operations data for the nine months ended September 30, 1998 and the year ended December 31, 1997 include the effects of the Louisiana Acquisition and the Anschutz Transaction as if they had occurred on January 1, 1998 and 1997, respectively.

(2) In the first nine months of 1998, Forest recorded a gain on the extinguishment of debt of $6,196,000 as a result of the settlement of its remaining nonrecourse production payment obligation. In the first nine months of 1997, Forest recorded a loss on extinguishment of debt of $12,359,000 as a result of the tender offer for its 11 1/4% Notes. In 1996, Forest recorded a gain on extinguishment of debt of $2,166,000 as a result of the extinguishment of nonrecourse secured debt.

(3) EBITDA represents earnings before income taxes, extraordinary items, interest, depreciation and depletion, translation of subordinated debt, and impairment of oil and gas properties. EBITDA is included as supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Forest believes that investors should consider, among other things, the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA, such as revenue and operating expenses, and the variability of such components over time, should be also considered. You should not construe EBITDA as an alternative to operating income (as determined in accordance with GAAP), as an indicator of Forest's operating performance, or to cash provided by operating activities (as determined in accordance with GAAP) as a measure of liquidity. Forest's method of calculating EBITDA may differ from the methods used by other companies, and as a result the EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies. The definition of EBITDA contained in the indenture pursuant to which the Notes will be issued varies from this definition. See "Description of Notes--Certain Definitions."

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes and fixed charges. Fixed charges consist of interest expense (which includes amortization of debt discount) and that portion of rental cost equivalent to interest (estimated to be one-third of rental cost). The historical earnings for the nine months ended September 30, 1998 and the year ended December 31, 1995 were inadequate to cover fixed charges. The coverage deficiencies were $87,535,000 and $18,327,000, respectively.

(5) The pro forma ratio of earnings to fixed charges gives effect to the application of the proceeds of the Notes in this offering to repay outstanding borrowings under Forest's Credit Facility.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.

RECENT PRICE DECLINES AND VOLATILITY OF OIL AND NATURAL GAS PRICES.

    Prices for oil and natural gas fluctuate widely and have declined significantly recently. The average spot price received by Forest for natural gas produced in the Gulf Coast decreased from approximately $2.61 per MCF at December 31, 1997 to $2.17 per MCF at December 31, 1998. During the same period, NYMEX postings for West Texas Intermediate crude oil decreased from $17.61 per barrel to $12.06 per barrel at December 31, 1998.

    Natural gas prices affect Forest more than oil prices, because most of its production and reserves are natural gas. At December 31, 1997, 72% of our estimated proved reserves consisted of natural gas on an MCFE basis and, for the first nine months of 1998, approximately 70% of our total production consisted of natural gas.

    Forest's revenues, profitability and future rate of growth depend substantially upon the prevailing prices of oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. We have recently reduced our 1999 capital expenditures budget because of lower oil and gas prices. The amount we can borrow from banks is subject to redetermination based on current prices. In addition, we may have a ceiling test writedown when prices decline. See "--Ceiling Limitation Writedowns." Lower prices may also reduce the amount of oil and natural gas that Forest can produce economically. We expect that our estimated proved reserves at December 31, 1998 may be lower due to lower oil prices.

    We cannot predict future oil and natural gas prices and prices may decline further. Factors that can cause this fluctuation include:

    - relatively minor changes in the supply of and demand for oil and natural gas;

    - market uncertainty;

    - the level of consumer product demand;

    - weather conditions;

    - domestic and foreign governmental regulations;

    - the price and availability of alternative fuels;

    - political conditions in the Middle East;

    - the foreign supply of oil and natural gas;

    - the price of oil and gas imports; and

    - overall economic conditions.

    We enter into energy swap agreements and other financial arrangements at various times to attempt to minimize the effect of oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in oil or natural gas prices would have a material adverse effect on our business and financial results. Energy swap arrangements may limit the risk of declines in prices, but such arrangements may also limit further revenues from price increases.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES.

    This Prospectus contains estimates of our proved oil and gas reserves and the estimated future net revenues from such reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. Such process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

    Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this Prospectus Supplement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

    At December 31, 1997, approximately 22% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

    You should not assume that the present value of future net revenues referred to in this Prospectus Supplement is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Recent significant declines in oil and gas prices have reduced Forest's present value of future net revenues. See "--Recent Price Declines and Volatility of Oil and Natural Gas Prices." Any changes in consumption by gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. For example, we have reduced our 1999 capital expenditure budget. This reduction may delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with Forest or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

EFFECTS OF LEVERAGE.

    As of September 30, 1998, our long-term debt was $510 million, including $277 million outstanding under our global bank credit facility with a syndicate of banks led by The Chase Manhattan Bank and The Chase Manhattan Bank of Canada. Our long-term debt represented 70% of our total capitalization at September 30, 1998.

    Our level of debt affects our operations in several important ways, including the following:

    - a large portion of our cash flow from operations is used to pay interest on borrowings;

    - the covenants contained in the agreements governing our debt limit our ability to borrow additional funds or to dispose of assets;

    - the covenants contained in the agreements governing our debt may affect our flexibility in planning for, and reacting to, changes in business conditions;

    - a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

    - the terms of the agreements governing our debt permit our creditors to accelerate payments upon an event or default or a change of control.

    In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. A high level of debt increases the risk that Forest may default on its debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control.

    If Forest is unable to repay its debt at maturity out of cash on hand, it could attempt to refinance such debt, or repay such debt with the proceeds of an equity offering. We cannot assure you that Forest will be able to generate sufficient cash flow to pay the interest on its debt or that future borrowings or equity financing will be available to pay or refinance such debt. If we are not able to negotiate renewals of our borrowings or to arrange new financing, we may have to sell significant assets. Any such sale would have a material adverse effect on our business and financial results. Factors that will affect our ability to raise cash through an offering of its capital stock or a refinancing of our debt include financial market conditions and our value and performance at the time of such offering or other financing. We cannot assure you that any such offering or refinancing can be successfully completed. See "--Availability of Financing".

CEILING LIMITATION WRITEDOWNS.

    We use the full cost method of accounting to report our operations for oil and gas properties. Forest capitalizes the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does impact the amount of our shareholders' equity. The risk that we will be required to write down the carrying value of its oil and gas properties increases when oil and gas prices are low or volatile. In addition, writedowns may occur if Forest has substantial downward adjustments to its estimated proved reserves or if purchasers cancel long-term contracts for its natural gas production. The recent significant declines in oil and gas prices increase the risk that we will have a ceiling limitation writedown. We may have a further writedown of $25 million to $50 million for the fourth quarter of 1998 due to lower oil prices. See "--Recent Price Declines and Volatility of Oil and Natural Gas Prices." We cannot assure you that we will not experience ceiling limitation writedowns in the future. In the third quarter of 1998 Forest had a ceiling test writedown of $125 million, net of related deferred taxes ($140 million pre-tax).

AVAILABILITY OF FINANCING.

    We have historically addressed our long-term liquidity needs through the issuance of debt and equity securities and the use of debt and cash from operating activities. We continue to examine the following alternative sources of long-term capital:

    - bank borrowings or the issuance of debt;

    - the sale of common stock, preferred stock or other equity securities;

    - the issuance of nonrecourse production-based financing or net profits interests;

    - sales of non-strategic properties;

    - sales of prospects and technical information; or

    - joint venture financing.

    The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices and the value and performance of Forest. We may be unable to execute our operating strategy if we cannot obtain capital from these sources.

REPLACEMENT OF RESERVES.

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Gulf of Mexico reservoirs experience steep declines, while the declines in long-lived fields in other regions are relatively slow. A significant portion of our production is from Gulf of Mexico reservoirs. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Forest's future natural gas and oil production is highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive and uncertain. We may be unable to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced and external sources of capital become limited or unavailable. We cannot assure you that our future development, acquisition and exploration activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

    We have reduced our 1999 capital expenditures budget. Therefore, it is unlikely that we will replace 1999 production based on the lower level of capital expenditures.

INDUSTRY RISKS.

    Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

    - that no commercially productive oil or natural gas reservoirs will be found;

    - that oil and gas drilling and production activities may be shortened, delayed or canceled; and

    - that our ability to develop, produce and market our reserves may be limited by:

       (1) title problems,

       (2) weather conditions,

       (3) compliance with governmental requirements, and

       (4) mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

    In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

    Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses may be caused by injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, a substantial portion of our oil and gas operations is located in the Gulf of Mexico. The Gulf of Mexico area experiences tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

CONCENTRATION OF ASSETS.

    At November 1, 1998, the combined production from six of our offshore Gulf of Mexico wells represented approximately 27% of our consolidated daily deliverability. Our production, revenue and cash flow could be adversely affected if production from these six wells decreases significantly.

GAS MARKETING--TRADING AND CREDIT RISK.

    Our operations include gas marketing through our subsidiary, ProMark. ProMark's gas marketing operations consist of the marketing of gas production in Canada, the purchase and direct sale of third parties' natural gas, the handling of transportation and operations of third party gas and spot purchasing and selling of natural gas. The profitability of such natural gas marketing operations depends on our ability to assess and respond to changing market conditions, including credit risk. Profitability also depends on our ability to maximize the volume of third party natural gas that we purchase and resell and to obtain a satisfactory margin between the purchase price and the sales price for such volumes. If we are unable to respond accurately to changing conditions in the gas marketing business, our results of operations could be materially adversely affected. In addition, ProMark sells a significant portion of its volumes at fixed prices under long-term contracts. The loss of one or more such long-term buyers could have a material adverse effect on Forest. ProMark buys and sells gas in its trading operations for terms varying from one day to two years. Profits from trading are derived from the difference between the price of gas purchased and the price of gas sold. ProMark tries to limit its exposure to price risk by offsetting its gas purchase or sales commitments with other gas purchase or sales contracts. However, ProMark is exposed to credit risk because the counterparties to agreements might not perform their contractual obligations.

INTERNATIONAL OPERATIONS.

    We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from natural gas and oil sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative value of the Canadian and U.S. dollar. Forest is also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. We recently acquired international oil and gas assets. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

COMPETITION.

    We operate in a highly competitive environment. Forest competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties and the equipment and labor required to develop and operate such properties. Forest also competes with major and independent oil and gas companies in the marketing and sale of oil and natural gas. Many of these competitors have financial and other resources substantially greater than ours.

DRILLING RISKS.

    Drilling involves numerous risks, including the risk that drilling efforts will not find commercially productive oil or gas reservoirs. The cost of drilling and completing wells is often unpredictable, and drilling operations may be shortened, delayed or canceled as a result of a variety of risks. These risks include unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in delivery of equipment. We cannot assure you that our future drilling activities will be successful. Forest's current inventory of seismic survey will not necessarily increase the likelihood that it will drill or complete commercially productive wells. In addition, the volumes of reserves discovered, if any, would not necessarily be greater than Forest would have discovered without its current inventory of seismic surveys.

ACQUISITION RISKS.

    Our recent growth is due in part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every platform or well. Even when a platform or well is inspected, structural and environmental problems are not necessarily discovered. We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources which are substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will acquire such properties at acceptable prices.

MARKETABILITY OF OIL AND GAS PRODUCTION.

    The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. U.S. federal and state and Canadian regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand all could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically changed, the financial impact on Forest could be substantial. The availability of markets is beyond our control.

GOVERNMENT REGULATION.

    Our oil and gas operations are subject to various U.S. federal, state and local and Canadian federal and provincial governmental regulations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow of oil and gas wells below actual production capacity. In addition, the Oil Pollution Act of 1990 requires operators of offshore facilities to prove that they have the financial responsibility to address potential oil spills. Under such law and other federal and state environmental statutes, owners and operators of certain defined facilities are strictly liable for such spills, subject to certain limitations. A substantial spill from one of our facilities could have a material adverse effect on our results of operations, competitive position or financial condition. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on its operations.

OWNERSHIP POSITION OF ANSCHUTZ.

    As of December 31, 1998, Anschutz owned approximately 40% of the outstanding shares of our common stock. Pursuant to a shareholder agreement between Anschutz and Forest, Anschutz may designate three of the Forest's 11 directors. Therefore, Anschutz can substantially influence matters considered by Forest's Board of Directors. This shareholder agreement prohibits Anschutz from acquiring in excess of 49.9% of the outstanding shares of common stock. Under certain circumstances, Anschutz could veto proposed transactions between Forest and third parties. For example, Anschutz could veto a merger of Forest, which under applicable law, requires the approval of the holders of two-thirds of the outstanding shares of common stock. Control of Forest most likely could not be transferred to a third party without Anschutz's consent and agreement. A third party probably would not offer to pay a premium to acquire Forest without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell Forest in the future. The shareholder agreement terminates on July 27, 2000.

ABSENCE OF PUBLIC MARKET FOR THE NOTES.

    The Notes will be new securities for which there is currently no trading market. We do not intend to apply for listing of the Notes on any securities exchange or stock market. Although the Underwriters have informed us that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice to us. Such market making activities will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The liquidity of any market for the Notes will depend upon the number of Holders of the Notes, the interest of securities dealers in making a market in the Notes and other factors. Accordingly, we cannot assure you of the development or liquidity of any market for the Notes. If a market were to exist, the Notes could trade at prices that may be lower than the initial offering price thereof depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, Forest.

    Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the Holders of the Notes.

SUBORDINATION OF NOTES.

    We will be limited, but not prohibited, by the Indenture governing the Notes from incurring additional indebtedness that is senior in right of payment to the Notes. In the event of the bankruptcy, liquidation, reorganization or other winding up of Forest, our assets will be available to pay our obligations on the Notes only after all senior indebtedness, as described in the Indenture, has been paid in full. In such event there may not be sufficient assets remaining to pay amounts due on the Notes. If there is a default on such senior indebtedness, under certain circumstances, no payments may be made on the Notes. See "Description of the Notes--Subordination."

    The Notes will be effectively subordinated to any indebtedness and liabilities (including trade payables) of our subsidiaries that do not become guarantors of the Notes. At September 30, 1998, our subsidiaries as defined herein, had approximately $257 million of balance sheet liabilities, of which $237 million was indebtedness, including $200 million of 8 3/4% Senior Subordinated Notes due 2007, issued by Canadian Forest Oil Ltd. Canadian Forest will not guarantee the Notes.

    There are limits in the Indenture on the ability of Forest (and its Restricted Subsidiaries as described in the Indenture) to incur additional indebtedness and liens and to enter into agreements that would restrict the ability of such Restricted Subsidiaries to make distributions, loans or other payments to Forest. These limitations are subject to various qualifications. Subject to certain limitations, Forest and its subsidiaries may incur additional secured indebtedness. For additional details of these provisions and applicable qualifications, see "Description of the Notes--Subordination" and "--Certain Covenants."

PAYMENT UPON A CHANGE OF CONTROL.

    Upon a Change of Control, as defined in the Indenture governing the Notes, you may request Forest to purchase all or a portion of your Notes at a price of 101% of the principal amount of such Notes, together with accrued and unpaid interest, if any, to the date of purchase. Before we can purchase any Notes, we may be required to:

    - repay all or a portion of our bank debt or other debt that ranks senior to the Notes, if such debt has a similar change of control provision, or

    - obtain a consent from lenders of such debt to permit purchase of the Notes.

    We will be unable to purchase the Notes if we are unable to repay such debt or obtain such consents. The failure to purchase the Notes would be an Event of Default under the Indenture. We cannot assure you that we will have sufficient funds available at the time of a Change of Control to make any debt payment (including purchase of the Notes) as described above.

    The definition of Change of Control in the Indenture includes a sale, lease, conveyance or other disposition of all or substantially all of the assets of Forest and its Restricted Subsidiaries, taken as a whole, to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, your ability to require Forest to purchase Notes as a result of such occurrence may be uncertain. See "Description of the Notes--Repurchase at the Option of Holders Upon a Change of Control."

    The events that are a Change of Control under the Indenture may also be events of default under our bank agreements and other senior indebtedness. Such events may permit our banks and other senior lenders to reduce the borrowing base under such indebtedness or accelerate such indebtedness. If the borrowing base is reduced or such indebtedness is accelerated and if such indebtedness is not repaid, such lenders could enforce security interests in, or commence litigation that could require a sale of, substantially all of our assets, thereby limiting our ability to raise cash to repay the Notes.

POSSIBLE LIMITATIONS ON ENFORCEABILITY OF SUBSIDIARY GUARANTEES

    Our obligations under the Notes may under certain circumstances be guaranteed on an unsecured senior subordinated basis by our domestic subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or void any guarantee issued by a subsidiary. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary could be superior to the obligations under its guarantee.

    If a court were to find that at the time a subsidiary entered into a guarantee either

    - the guarantee was incurred by the subsidiary with the intent to hinder, delay or defraud any present or future creditor or that the subsidiary contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or

    - the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor (a) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (b) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate the guarantee in favor of the subsidiary's other creditors. Among other things, a legal challenge of a guarantee issued by a subsidiary on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance by Forest of the Notes. Because we are going to use proceeds from the Offering to refinance indebtedness of Forest, a court might find that the subsidiaries did not benefit from incurrence of indebtedness represented by the Notes.

    The measure of insolvency of purposes of determining whether a transfer is voidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, was greater than the value of all its assets at a fair valuation or if the present fair saleable value of the debtor's assets was less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they become absolute and mature.

    To the extent that a guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of the applicable subsidiary. In such event, the claims of the holders of the Notes against such subsidiary would be subject to the prior payment of all liabilities and preferred stock claims of such subsidiary. We can give no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of such guarantee.

                                USE OF PROCEEDS

    We estimate that the net proceeds to Forest from the Offering will be
approximately $   million, which will be used to reduce borrowings under our bank credit facility. After such repayment, we anticipate that our borrowing base under the bank credit facility will be reduced to $250 million (subject to redetermination by the banks). The bank credit facility is secured by substantially all of our assets.

    Our debt under the bank credit facility bears interest at a floating rate based (at our option) upon (i) the Base Rate with respect to Base Rate loans, plus the Applicable Margin for Base Rate loans or (ii) LIBOR for one, two, three or six months, plus the Applicable Margin for Eurodollar loans. The bank credit facility will terminate on August 19, 2001. As of December 31, 1998, $272 million was outstanding under the bank credit facility with an average effective interest rate of 7.2%.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Forest as of September 30, 1998, and as adjusted to give effect to the issuance of the Notes in this Offering and the use of the proceeds therefrom. See "Use of Proceeds".

                                                                                            SEPTEMBER 30, 1998
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                        ----------  --------------

                                                                                               (UNAUDITED)
                                                                                              (IN THOUSANDS)
Long-term debt:
  U.S. Credit Facility................................................................  $  264,700        164,700
  Canadian Credit Facility............................................................      12,077         12,077
  Saxon Credit Credit Facility........................................................      24,866         24,866
  8 3/4% Senior Subordinated Notes....................................................     199,975        199,975
  11 1/4% Senior Subordinated Notes...................................................       8,676          8,676
        % Senior Subordinated Notes...................................................      --            100,000
                                                                                        ----------  --------------
Total long-term debt..................................................................     510,294        510,294

Shareholders' equity:
  Common stock, par value $.10 per share, 44,646,542 shares issued and
    outstanding(2)....................................................................       4,464          4,464
  Capital surplus.....................................................................     589,613        589,613
  Accumulated deficit.................................................................    (360,763)      (360,763)
  Accumulated other comprehensive loss................................................      (9,433)        (9,433)
  Treasury stock......................................................................         (95)           (95)
                                                                                        ----------  --------------
    Total shareholders' equity........................................................     223,786        223,786
                                                                                        ----------  --------------
Total capitalization..................................................................  $  734,080        734,080
                                                                                        ----------  --------------
                                                                                        ----------  --------------

------------------------

(1) Reflects issuance of $100,000,000 of    % Senior Subordinated Notes and the
    use of the proceeds to reduce the U.S. Credit Facility. Assumes that expenses of the transaction are funded from available cash.

(2) Does not include a total of 1,886,260 shares reserved for issuance upon exercise of outstanding stock options.

                            DESCRIPTION OF THE NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Forest Oil Corporation and not to any of its subsidiaries.

    The Company will issue the Notes under an indenture (the "Indenture") between itself and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act"). The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of these Notes. We have filed a copy of the proposed form of Indenture as an exhibit to the Registration Statement which includes this Prospectus Supplement.

    The Indenture provides for the issuance of up to $100 million of Offered Notes and additional notes or additional series of notes in aggregate principal amount not to exceed $100 million in the aggregate (the Offered Notes and any additional notes or series of notes issued under the Indenture are collectively referred to herein as the "Notes"). All the Notes will be identical in all respects except issue price and issuance date.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will mature on             , 2006, and will be limited to an
aggregate principal amount of $200 million. The Offered Notes will be issued in an aggregate principal amount of $100 million. Interest on the Notes will accrue
at a rate of   % per annum and will be payable semiannually in arrears on
January 15 and July 15 of each year, commencing on July 15, 1999. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Company will pay principal, interest and any premium on the Notes in immediately available funds. The Notes will be exchangeable and transferable at an office or agency of the Company. An office or agency will be maintained for such purpose in The City of New York (which initially will be an office of the Trustee) or such other office or agency permitted under the Indenture. However, at any time when Certificated Notes have been issued, payment of interest may be made at the option of the Company to any Holder who shall not have provided wire transfer instructions to the Trustee by check payable in next-day funds mailed to the person entitled thereto as shown on the Security Register. The Company will issue the Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

SUBSIDIARY GUARANTEES

    Under the circumstances described below under "--Certain Covenants--Future Subsidiary Guarantors," one or more Subsidiary Guarantors will jointly and severally guarantee the Company's payment obligations under the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will be an unsecured senior subordinated obligation of such Subsidiary Guarantor. See "--Subordination."

    Certain mergers, consolidations and dispositions of Property may result in the addition of additional Subsidiary Guarantors or the release of Subsidiary Guarantors. See "--Merger, Consolidation and Sale of Substantially All Assets." Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee upon execution and delivery of a supplementary indenture satisfactory to the Trustee.

    Each of the Company and any Subsidiary Guarantor will agree to contribute to any Subsidiary Guarantor which makes payments pursuant to its Subsidiary Guarantee, as applicable, an amount equal to the Company's or such Subsidiary Guarantor's proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

SUBORDINATION

    The Notes will be senior subordinated, unsecured obligations of the Company and:

    - the payment of principal, interest and any premium on the Notes will be subordinated in their right of payment to all Senior Indebtedness of the Company;

    - the Notes will rank equally in their right of payment with all existing and future Pari Passu Indebtedness, and senior to all future Subordinated Indebtedness of the Company; and

    - the Subsidiary Guarantee of any Subsidiary Guarantor will rank subordinate in right of payment to any Senior Indebtedness, PARI PASSU with any Pari Passu Indebtedness and senior to any Subordinated Indebtedness of such Subsidiary Guarantor.

    At September 30, 1998 after giving pro forma effect to the Offering and the application of the proceeds therefrom, the Company would have had $164.7 million of outstanding Senior Indebtedness (not including borrowing capacity available under the Bank Credit Facilities (as defined) which, if borrowed, would be Senior Indebtedness of the Company). As of September 30, 1998, the Company had $8.7 million of outstanding Pari Passu Indebtedness (excluding $200 million of
8 3/4% Senior Subordinated Notes due 2007 issued by Canadian Forest (the "Canadian Forest Notes"), which are guaranteed on a senior subordinated basis by the Company). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and such indebtedness may be Senior Indebtedness or Pari Passu Indebtedness. In addition, any Subsidiary Guarantees could be effectively subordinated to all the obligations of the Subsidiary Guarantors under certain circumstances. The Notes and any Subsidiary Guarantees will also be effectively subordinated to any secured Indebtedness of the Company and the Subsidiary Guarantors that is not otherwise Senior Indebtedness. All debt and other liabilities of the Company's Subsidiaries that are not Subsidiary Guarantors, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the Notes. As of September 30, 1998, the Company's Subsidiaries (none of which initially will be Subsidiary Guarantors) had approximately $257.1 million of balance sheet liabilities, of which $236.9 million was indebtedness, including $200 million of Canadian Forest Notes. See "--Certain Covenants--Limitation on Indebtedness" and "Risk Factors--Subordination" and "--Possible Limitations on Enforceability of Guarantees."

    The Company may not pay principal, interest, or any premium on the Notes, or make any deposit pursuant to the provisions described under "--Defeasance and Covenant Defeasance" or repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), if:

    (1) a payment default on Senior Indebtedness of the Company occurs (including at maturity or after acceleration) and continues beyond any applicable grace period; or

    (2) any other default on Senior Indebtedness of the Company occurs resulting in the acceleration of the maturity of such Senior Indebtedness of the Company in accordance with its terms.

Notwithstanding the preceding, the Company may pay the Notes if:

    - such default is has been cured or waived and any such acceleration has been rescinded;

    - such Senior Indebtedness has been paid in full; or

    - the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Company.

    During the continuance of any default (other than those described in (1) or (2) above) relating to Designated Senior Indebtedness of the Company pursuant to which the maturity may be accelerated immediately without further notice (except any notice required to effect the acceleration), or the expiration of any applicable grace period, the Company may not pay the Notes if the Company and the Trustee receive written notice of such default from the Representative of the holders of the Designated Senior Indebtedness of the Company specifying an election to effect a payment blockage (a "Payment Blockage Notice").

    Payments on the Notes may and shall be resumed on the earliest of:

    - the date on which such nonpayment default is no longer continuing;

    - the date on which such Designated Senior Indebtedness is repaid in full in cash;

    - the date on which such nonpayment default is waived (by written notice to the Trustee and Company from the Representative which gave such Payment Blockage Notice); and

    - 179 days after the date on which the applicable Payment Blockage Notice is received,

unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration.

    No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

    The holders of Senior Indebtedness of the Company will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness of the Company (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to all Senior Indebtedness of the Company to at least the same extent as the Notes), in the event of any distribution to creditors of the Company:

    (1) in a liquidation, dissolution or winding up of the Company; or

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property.

    Until all Senior Indebtedness of the Company is paid in full in cash, any distribution to which Holders of the Notes are entitled, but for the subordination provisions of the Indenture, will be made to holders of the Senior Indebtedness of the Company. If a payment or distribution is made to Holders of Notes that, in light of the subordination provisions, was improperly made, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them.

    The Subsidiary Guarantee of any Subsidiary Guarantor will be subordinated to Senior Indebtedness of such Subsidiary Guarantor to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness of the Company.

    The Indenture will provide that the subordination provisions of the Indenture applicable to the Notes and any Subsidiary Guarantees may not be amended, waived or modified in a manner that would adversely affect the rights of the holders of any Designated Senior Indebtedness unless the holders of such Indebtedness consent in writing (in accordance with the provisions of such Indebtedness) to such amendment, waiver or modification.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Notes will not be redeemable at the Company's option prior to January 15, 2003. Thereafter, the Company may on one or more occasions redeem all or any part of the Notes upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), if redeemed during the 12-month period commencing January 15 of the years indicated below.

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2003.............................................................................            %
2004.............................................................................            %
2005 and thereafter..............................................................     100.000%

The Company will also pay Holders of Notes being redeemed accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    The Company may on any one or more occasions redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued under the Indenture at
a redemption price of   % of the principal amount thereof with the net proceeds
of one or more Equity Offerings of the Company, so long as:

    - at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding; and

    - the redemption occurs within 90 days of the date of closing of the related Equity Offering with not less than 30 nor more than 60 days' prior notice.

    The Company will also pay Holders of Notes being redeemed accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment equal to 101% of the principal amount of the Notes repurchased. The Company will also pay Holders of Notes being redeemed accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating, among other things:

    - that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Notes (or portions thereof) properly tendered will be accepted for payment;

    - the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no fewer than 30 days nor more than 60 days from the date the Company mails such notice (the "Change of Control Payment Date");

    - that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

    - that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

    - a description of the transaction or transactions constituting the Change of Control;

    - the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment; and

    - all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer.

Prior to the mailing of the notice to Holders of Notes described above, but in any event within 30 days following any Change of Control, the Company covenants to:

    (1) repay or cause to be repaid in full all Indebtedness of the Company and any Subsidiary Guarantor that would prohibit the repurchase of the Notes pursuant to such Change of Control Offer; or

    (2) obtain any requisite consents under instruments governing any such Indebtedness of the Company and any Subsidiary Guarantor to permit the repurchase of the Notes.

The Company shall first comply with the covenant in the preceding sentence before it shall repurchase Notes pursuant to this "Repurchase at the Option of Holders Upon a Change of Control" covenant.

    If the Company is unable to repay or cause to be repaid all Indebtedness that would prohibit the repurchase of the Notes or is unable to obtain the consents of the holders of Indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of the Notes validly tendered, or if the Company for any other reason fails to commence the Change of Control Offer when required to do so by the terms of this covenant, then the Company will have breached such covenant. This failure to commence the Change of Control Offer will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amounts of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default under the Indenture without any waiting period or notice requirements. Such Event of Default would, in turn, constitute a default under the existing Bank Credit Facilities and may constitute a default under the terms of any other Indebtedness of the Company or any Subsidiary Guarantor then outstanding. In such circumstances, the subordination provisions in the Indenture would likely prohibit payments to Holders of Notes. See "--Subordination."

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

    The Company's obligation to repurchase the Notes upon a Change of Control will be guaranteed on a senior subordinated basis, to the extent any Restricted Subsidiary becomes a Subsidiary Guarantor, by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee.

    If a Change of Control were to occur, there can be no assurance that the Company and the Subsidiary Guarantors, if any, would have sufficient financial resources, or would be able to arrange financing, to repay any Indebtedness that would prohibit the repurchase of the Notes and pay the purchase price for all Notes tendered by the Holders thereof. In addition, as of the Issue Date the existing Bank Credit Facilities will, and any future Bank Credit Facilities or other agreements relating to Indebtedness (including Senior Indebtedness or Pari Passu Indebtedness) to which the Company or a Subsidiary Guarantor becomes a party may contain restrictions on the purchase of Notes. The provisions under the Indenture related to the Company's obligations to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party (including any Subsidiary of the Company) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    A "Change of Control" shall be deemed to occur if:

    (1) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of all classes of the Voting Stock of the Company or currently exercisable warrants or options to acquire such Voting Stock;

    (2) the sale, lease, conveyance or transfer of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole (other than to any Wholly Owned Subsidiary) shall have occurred;

    (3) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

    (4) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

    (5) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

    The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" the Company's and its Restricted Subsidiaries' assets taken as a whole. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of "substantially all" the assets of a corporation. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of less than all the assets of the Company and its Restricted Subsidiaries taken as a whole may be uncertain.

    Except as described above with respect to a Change of Control, the Indenture does not contain any other provision that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

BOOK-ENTRY SYSTEM

    The Notes will initially be issued in the form of one or more Global Securities in book-entry form. The Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository. Global Securities will be deposited with The Depository Trust Company ("DTC"), as Depository, and registered in the name of Cede & Co., as DTC's nominee.

    Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interests represented by such Global Security purchased by such persons in the Offering. Such accounts shall initially be designated by the Underwriters with respect to the Offered Notes. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    Payment of principal, interest and any premium on Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company and the Underwriters will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

    The Company has been advised by the Depository that upon receipt of any payment of principal, interest or any premium on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with the Depository interests in a Global Security are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

    The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Placement Agent), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTIFICATED NOTES

    The Notes represented by a Global Security are exchangeable for certificated Notes only if:

    - the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days;

    - the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable; or

    - there shall have occurred and be continuing a Default or Event of Default with respect to the Notes represented by such Global Security.

    Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. If a Global Security becomes exchangeable for certificated Notes:

    - certificated Notes will be issued only in fully registered form in denominations of $1,000 or an integral multiple thereof;

    - payment of principal of, and premium, any repurchase price and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes; and

    - no service charge will be made for any issuance of the certificated Notes, although the Company may require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge imposed in connection therewith.

CERTAIN COVENANTS

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, no Default or Event of Default would occur as a consequence of, or be continuing following, such Incurrence and application and either:

    (1) the Consolidated Interest Coverage Ratio would exceed 2.5 to 1.0; or

    (2) such Indebtedness is Permitted Indebtedness.

    "PERMITTED INDEBTEDNESS" means any and all of the following:

    (1) Indebtedness arising under the Indenture with respect to the Offered Notes and any Subsidiary Guarantees relating thereto;

    (2) Indebtedness under Bank Credit Facilities, PROVIDED that the aggregate principal amount of all Indebtedness under Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred under Bank Credit Facilities, at any one time outstanding does not exceed the greater of:

    - $300.0 million, which amount shall be permanently reduced by the amount of Net Available Cash from Asset Sales used to permanently repay Indebtedness under Bank Credit Facilities and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the provisions of the Indenture described under "--Limitation on Asset Sales;" and

    - an amount equal to the sum of (a) $125.0 million and (b) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

    (3) Indebtedness to the Company or any Restricted Subsidiary by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Restricted Subsidiaries (but only so long as such Indebtedness is held by the Company or a Restricted Subsidiary);

    (4) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

    (5) Indebtedness under Permitted Hedging Agreements;

    (6) in-kind obligations relating to oil or gas balancing positions arising in the ordinary course of business;

    (7) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (1) through (6) above;

    (8) Non-recourse Purchase Money Indebtedness;

    (9) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph (excluding any Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph), PROVIDED that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (9), together with all Indebtedness Incurred pursuant to clause (10) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (9), at any one time outstanding does not exceed $30.0 million;

    (10) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (a) Indebtedness referred to in clauses (1), (2), (7), (8) and (9) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (10)) and (b) Indebtedness Incurred pursuant to clause (1) of the immediately preceding paragraph, PROVIDED that, in the case of each of the foregoing clauses (a) and (b), such Indebtedness is Permitted Refinancing Indebtedness; and

    (11) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property.

    For purposes of determining compliance with the foregoing covenant:

    - in the event that an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) could be Incurred pursuant to more than one of the above provisions, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in (and to have Incurred such Indebtedness pursuant to) one of the above clauses; and

    - an item of Indebtedness (including Indebtedness Incurred by the Company to banks or other lenders) may for this purpose be divided into more than one of the types of Indebtedness described above.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Lien on or with respect to any Property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired thereafter, or any interest therein or any income or profits therefrom, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company and its Restricted Subsidiaries may enter into, create, incur, assume or suffer to exist Liens securing Senior Indebtedness and Permitted Liens.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted
Payment:

    (1) any Default or Event of Default would have occurred and be continuing;

    (2) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;" or

    (3) the aggregate amount expended or declared for all Restricted Payments from September 29, 1997 would exceed the sum (without duplication) of the following:

        (a) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis commencing on the last day of the fiscal quarter immediately preceding September 29, 1997, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

        (b) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company on or after September 29, 1997 from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company or any options, warrants, or rights to purchase Capital Stock of the Company, plus

        (c) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) on or after September 29, 1997, plus

        (d) the aggregate net cash proceeds received by the Company from the issuance or sale (other than to any Subsidiary of the Company) on or after September 29, 1997 of convertible Indebtedness that has been converted into or exchanged for Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange or received by the Company from any such conversion or exchange of convertible Indebtedness issued or sold (other than to any Subsidiary of the Company) prior to September 29, 1997, plus

        (e) to the extent not otherwise included in the Company's Consolidated Net Income, an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to September 29, 1997 in any Person resulting from (a) payments of interest on debt, dividends, repayments of loans or advances or other transfers or distributions of Property, in each case to the Company or any Restricted Subsidiary from any Person other than the Company or a Restricted Subsidiary, and in an amount not to exceed the book value of such Investments previously made in such Person that were treated as Restricted Payments, or (b) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and in an amount not to exceed the lesser of (x) the book value of all Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments and (y) the Fair Market Value of such Unrestricted Subsidiary, plus

        (f) $25.0 million.

The limitations set forth in the preceding paragraph will not prevent the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (1) below under which the payment of a dividend is permitted);

    (1) the payment of any dividend on Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with the preceding paragraph;

    (2) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any current or former officers, directors, or employees of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Company's Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying United States or Canadian Federal income tax obligations; PROVIDED, HOWEVER, that the aggregate amount of such repurchases, redemptions, acquisitions and retirements shall not exceed the sum of (a) $1.0 million in any twelve-month period and (b) the aggregate net proceeds, if any, received by the Company during such twelve-month period from any issuance of such Capital Stock pursuant to such agreements or plans;

    (3) the purchase, redemption or other acquisition or retirement for value of any Capital Stock or Redeemable Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

    (4) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, of any Subordinated Indebtedness (other than Redeemable Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of the Company;

    (5) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of a substantially concurrent Incurrence (other than a sale to a Subsidiary of the Company) of Subordinated Indebtedness so long as such new Indebtedness is Permitted Refinancing Indebtedness and (a) has an Average Life that is longer than the Average Life of the Notes and (b) has a Stated Maturity for its final scheduled principal payment that is more than one year after the Stated Maturity of the final scheduled principal payment of the Notes; and

    (6) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the net cash proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause
(6).

    The actions described in clauses (1) and (2) of this paragraph shall be included in the calculation of the amount of Restricted Payments. The actions described in clauses (3), (4), (5) and (6) of this paragraph shall be excluded in the calculation of the amount of Restricted Payments, PROVIDED that the net cash proceeds from any issuance or sale of Capital Stock of the Company pursuant to such clauses (3), (4) or (6) shall be excluded from any calculations pursuant to clauses (b) or (c) under the immediately preceding paragraph.

    LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES. The Company will not (a) permit any Restricted Subsidiary to issue any Capital Stock or Redeemable Stock other than to the Company or one of its Wholly Owned Subsidiaries or (b) permit any Person other than the Company or a Wholly Owned Subsidiary to own any Capital Stock or Redeemable Stock of any other Restricted Subsidiary (other than directors' qualifying shares), except, in each case, for:

    (1) the sale of the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by the Company or any other Restricted Subsidiary effected in accordance with the provisions of the Indenture described under "--Limitation on Asset Sales;"

    (2) the issuance of Capital Stock or Redeemable Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary; and

    (3) the Capital Stock or Redeemable Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary, or transfers thereof;

PROVIDED, that any sale or issuance of Capital Stock of a Restricted Subsidiary shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Restricted Subsidiary owned directly and indirectly by the Company is reduced as a result of such sale or issuance; PROVIDED, FURTHER that if a Person whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then the Fair Market Value of Capital Stock of such Person retained by the Company and the other Restricted Subsidiaries shall be treated as an Investment for purposes of the provisions of the Indenture described under "--Limitation on Restricted Payments." In the event of the consummation of a sale of all the Capital Stock of a Restricted Subsidiary pursuant to the foregoing clause (1) and the execution and delivery of a supplemental indenture in form satisfactory to the Trustee, any such Restricted Subsidiary that is also a Subsidiary Guarantor shall be released from all its obligations under its Subsidiary Guaranty.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

    (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

    (2) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Restricted Subsidiary that made such Asset Sale (other than liabilities of any Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor's Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities ("Permitted Consideration"); PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such Property other than Permitted Consideration received from Asset Sales and held by the Company and the Restricted Subsidiaries at any one time shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets.

    The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company, such Restricted Subsidiary or another Restricted Subsidiary, to the extent the Company elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to:

    (1) prepay, repay or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company);

    (2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

    (3) purchase Notes or purchase both Notes and one or more series or issues of other Pari Passu Indebtedness on a pro rata basis (excluding Notes and Pari Passu Indebtedness owned by the Company or an Affiliate of the Company).

    Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, an offer to purchase Notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the "Prepayment Offer") must be made by the Company at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the Notes and such Pari Passu Indebtedness, and the aggregate principal amount of Notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and PROVIDED that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

    Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the Notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

    - that the Company is offering to purchase Notes pursuant to the provisions of the Indenture;

    - that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

    - that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

    - the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date");

    - the aggregate principal amount of Notes to be purchased;

    - a description of the procedure which Holders of Notes must follow in order to tender their Notes and the procedures that Holders of Notes must follow in order to withdraw an election to tender their Notes for payment; and

    - all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Prepayment Offer.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached any covenant.

    INCURRENCE OF LAYERED INDEBTEDNESS. The Company will not Incur any Indebtedness which is subordinated or junior in right of payment to any Senior Indebtedness of the Company unless such Indebtedness is junior to, or PARI PASSU with, the Notes in right of payment. No Subsidiary Guarantor will Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness constitutes Indebtedness which is junior to, or PARI PASSU with, such Subsidiary Guarantor's Subsidiary Guarantee in right of payment.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary), unless:

    (1) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

    (2) with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of:

        (a) $1.0 million but less than $7.5 million, an officer of the Company certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by an Officer's Certificate delivered to the Trustee;

        (b) $7.5 million but less than $30.0 million, the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee; or

        (c) $30.0 million,

    - the Company receives from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary; and

    - the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (1) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

    The limitations of the preceding paragraph do not apply to:

    (1) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries;

    (2) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's charter, bylaws and applicable statutory provisions;

    (3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

    (4) loans made:

    - to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or by a duly authorized officer) of the Company, the proceeds of which are used solely to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options; or

    - to refinance loans, together with accrued interest thereon, made pursuant to this clause (4);

    (5) advances and loans to officers, directors and employees of the Company or any Subsidiary, PROVIDED such loans and advances (excluding loans or advances made pursuant to the preceding clause (4)) do not exceed $5.0 million at any one time outstanding;

    (6) any Restricted Payment permitted to be paid pursuant to the provisions of the Indenture described under "--Limitations on Restricted Payments;"

    (7) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, PROVIDED that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary); or

    (8) any transaction or series of transactions pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries in effect on the Issue Date.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to:

    (1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary;

    (2) make loans or advances to the Company or any other Restricted Subsidiary; or

    (3) transfer any of its Property to the Company or any other Restricted Subsidiary.

    Such limitation will not apply:

        (a) with respect to clauses (1), (2) and (3), to encumbrances and restrictions:

            (i) in Bank Credit Facilities and other agreements and instruments, in each case as in effect on the Issue Date;

            (ii) relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in anticipation of or in connection with the transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary; or

           (iii) which result from the renewal, refinancing, extension or amendment of an agreement that is the subject of clause (a)(i) or (ii) above or clause (b)(i) or (ii) below,

PROVIDED that such encumbrance or restriction is not materially less favorable to the Holders of Notes than those under or pursuant to the agreement so renewed, refinanced, extended or amended; and

        (b) with respect to clause (3) only, to:

            (i) any restriction on the sale, transfer or other disposition of Property relating to Indebtedness that is permitted to be Incurred and secured under the provisions of the Indenture described under "--Limitation on Indebtedness" and "--Limitation on Liens;"

            (ii) any encumbrance or restriction applicable to Property at the time it is acquired by the Company or a Restricted Subsidiary, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition;

           (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; and

            (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

    FUTURE SUBSIDIARY GUARANTORS. The Company shall cause each Domestic Restricted Subsidiary having an aggregate of $10.0 million or more of Indebtedness and Preferred Stock outstanding at any time to promptly execute and deliver to the Trustee a Subsidiary Guarantee. In addition, any Restricted Subsidiary that Guarantees Indebtedness of the Company will be required to execute and deliver to the Trustee a Subsidiary Guarantee.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES. Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if:

    (1) such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary:

    (2) such Subsidiary does not at such time have any Indebtedness or other obligations which, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary; and

    (3) (a) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary;

        (b) the Subsidiary to be so designated has total assets of $1,000 or less; or

        (c) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company's direct and indirect ownership interest in such Subsidiary and such Restricted Payment would be permitted to be made at the time of such designation under the provisions of the Indenture described under "--Limitation on Restricted Payments."

Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis;

    - the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;" and

    - no Default or Event of Default would occur or be continuing.

MERGER, CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL ASSETS

    The Company shall not consolidate with or merge with or into any Person, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, unless:

    (1) the resulting, surviving or transferee person (the "Successor Company") shall be a Person organized or existing under the laws of:

    - the United States of America, any State thereof or the District of Columbia; or

    - Canada or any province thereof;

    (2) a supplemental indenture is executed and delivered to the Trustee, in form satisfactory to the Trustee, by the Successor Company expressly assuming, if the Successor Company is not the Company, the obligations of the Company to pay the principal of and interest on the Notes and to perform all the covenants of the Company under the Indenture (in which case the Successor Company shall be considered the issuer of the Notes);

    (3) each Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture, in form satisfactory to the Trustee, confirming the obligation of such Subsidiary Guarantor to pay the principal of and interest on the Notes pursuant to such Subsidiary Guarantor's Subsidiary Guarantee;

    (4) in the case of a conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, such Property shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person;

    (5) immediately after giving effect to such transaction (and treating, for purposes of this clause (5) and clauses (6) and (7) below, any Indebtedness which becomes or is anticipated to become an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

    (6) other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to clause (1) of the first paragraph under "--Limitation on Indebtedness;"

    (7) other than with respect to the consolidation of the Company with or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, to, a Wholly Owned Subsidiary, immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

    (8) the Company shall have delivered to the Trustee an Officer's Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and, except in the case of the lease of all or substantially all the Property of the Company and its Restricted Subsidiaries, taken as a whole, the Company shall be released from its obligations under the Indenture.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Holder of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ADDITIONAL ASSETS" means:

    (1) any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto;

    (2) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the provisions of the Indenture described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries;"

    (3) the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

    (4) Permitted Business Investments.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means (without duplication), as of the date of determination, the remainder of:

    (1) the sum of:

        (a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (i) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report; and (ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from
    (iii) estimated proved oil and gas reserves produced or disposed of since such year-end; and (iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); PROVIDED that, in the case of each of the determinations made pursuant to clauses (i) through
    (iv), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

        (b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

        (c) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

        (d) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and
    (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus

    (2) the sum of:

        (a) minority interests;

        (b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

        (c) to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

        (d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

    "AFFILIATE" of any specified Person means any other Person:

    (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; or

    (2) which beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person.

For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET SALE" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (collectively, "dispositions," and including dispositions pursuant to any consolidation or merger) by such Person in any single transaction or series of transactions of:

    (1) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Restricted Subsidiaries and Unrestricted Subsidiaries); or

    (2) any other Property of such Person;

Notwithstanding the preceding, the term "Asset Sale" shall not include:

    (1) the disposition of Permitted Short-Term Investments, inventory, accounts receivable, surplus or obsolete equipment or other Property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment) in the ordinary course of business;

    (2) the abandonment, assignment, lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

    (3) the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business;

    (4) any disposition that constitutes a Restricted Payment made in compliance with the provisions of the Indenture described under "--Certain
Covenants--Limitation on Restricted Payments;"

    (5) when used with respect to the Company, any disposition of all or substantially all of the Property of such Person permitted pursuant to the provisions of the Indenture described under "--Merger, Consolidation and Sale of Substantially All Assets;"

    (6) the disposition of any Property by such Person to the Company or a Wholly Owned Subsidiary;

    (7) the disposition of any asset with a Fair Market Value of less than $2.0 million; or

    (8) any Production Payments and Reserve Sales, PROVIDED that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the Property that is subject thereto.

    "AVERAGE LIFE" means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing:

    (1) the sum of the products of:

    - the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by

    - the amount of each such principal payment, by

    (2) the sum of all such principal payments.

    "BANK CREDIT FACILITIES" means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including pursuant to the Third Amended and Restated Credit Agreement dated as of February 3, 1998, among the Company, the Lenders named therein and The Chase Manhattan Bank, as agent, and the Second Amended and Restated Credit Agreement dated as of April 1, 1997, as amended on August 19, 1997, among 611852 Saskatchewan Ltd., the Lenders named therein and The Chase Manhattan Bank of Canada, as agent) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, together with any extensions, revisions, restatements, refinancings or replacements thereof by a lender or syndicate of lenders; PROVIDED, HOWEVER, that any Indebtedness which otherwise would come within this definition shall not constitute Indebtedness under Bank Credit Facilities to the extent that the Company shall have determined at the time of Incurrence that such Indebtedness was Incurred pursuant to another provision of the covenant referred to under "Limitation on Indebtedness."

    "CANADIAN FOREST" means Canadian Forest Oil Ltd., an Alberta corporation.

    "CAPITAL LEASE OBLIGATION" means any obligation which is required to be classified and accounted for as a capital lease obligation in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment date of rent or any other amount due in respect of such obligation.

    "CAPITAL STOCK" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; PROVIDED, HOWEVER, that "Capital Stock" shall not include Redeemable Stock.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of:

    (1) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to

    (2) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; PROVIDED, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; PROVIDED FURTHER that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs.

In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (a) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (b) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

    "CONSOLIDATED INTEREST EXPENSE" means with respect to any Person for any period, without duplication:

    (1) the sum of:

        (a) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including (i) any amortization of debt discount, (ii) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all accrued interest and (v) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to any Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued during such period;

        (b) Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) and Preferred Stock dividends of such Person's Restricted Subsidiaries if paid to a Person other than such Person or its other Restricted Subsidiaries;

        (c) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

        (d) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and

        (e) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less

    (2) to the extent included in (1) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both (1) and (2) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom, without duplication:

    (1) items classified as extraordinary gains or losses net of taxes (less all fees and expenses relating thereto), including, with respect to the Company, any loss realized in connection with the purchase of the 11 1/4% Notes;

    (2) any gain or loss net of taxes (less all fees and expenses relating thereto), realized on the sale or other disposition of Property, including the Capital Stock of any other Person (but in no event shall this clause (2) apply to any gains or losses on the sale in the ordinary course of business of oil, gas or other hydrocarbons produced or manufactured);

    (3) the net income of any Restricted Subsidiary of such specified person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Restricted Subsidiary to such Person during such period;

    (4) the net income (or loss) of any other Person in which such Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its consolidated Restricted Subsidiaries by such other Person during such period;

    (5) for the purposes of "--Certain Covenants--Limitation on Restricted Payments" only, the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition;

    (6) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

    (7) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates;

    (8) the cumulative effect of a change in accounting principles;

    (9) any write-downs of non-current assets, PROVIDED that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

    (10) any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of such Person or any of its Restricted Subsidiaries.

    "CONSOLIDATED NET WORTH" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

    "DEFAULT" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means:

    (1) Bank Credit Facilities of the Company; and

    (2) any other Senior Indebtedness of the Company which has, at the time of determination, an aggregate principal amount outstanding of at least $10.0 million that is specifically designated in the instrument evidencing such Indebtedness and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Indebtedness of the Company and the Trustee as "Designated Senior Indebtedness."

    "DOLLAR-DENOMINATED PRODUCTION PAYMENTS" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "DOMESTIC RESTRICTED SUBSIDIARY" means a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

    "EBITDA" means, with respect to any Person for any period, an amount equal to the Consolidated Net Income of such Person for such period, plus:

    (1) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication:

    - income tax expense (but excluding income tax expense relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the gains from which are excluded in the determination of such Consolidated Net Income);

    - Consolidated Interest Expense;

    - depreciation and depletion expense;

    - amortization expense;

    - exploration expense (if applicable); and

    - any other noncash charges including unrealized foreign exchange losses (excluding, however, any such other noncash charge which requires an accrual of or reserve for cash charges for any future period); less

    (2) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication:

    - income tax recovery (excluding, however, income tax recovery relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the losses from which are excluded in the determination of such Consolidated Net Income); and

    - unrealized foreign exchange gains.

    "EQUITY OFFERING" means (a) a bona fide underwritten sale to the public of common stock of the Company pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) that is declared effective by the

Commission or (b) a bona fide sale of common stock for cash to The Anschutz Corporation, in either case following the Issue Date.

    "EXCHANGED PROPERTIES" means properties used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

    "EXCHANGE RATE CONTRACT" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person is subject.

    "FAIR MARKET VALUE" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or property transferred or received by any Person, the fair market value of such consideration or other property as determined by

    (1) any officer of the Company if such fair market value is less than $7.5 million; and

    (2) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $7.5 million.

    "GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture, unless stated otherwise.

    "GOVERNMENT OBLIGATIONS" means securities that are:

    (1) direct obligations of the United States of America or Canada for the timely payment of which the full faith and credit of the United States of America or Canada is pledged; or

    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or Canada, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or Canada which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal of or interest on the Government Obligation evidenced by such depository receipt.

    "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any Lien on the assets of such Person securing obligations to pay Indebtedness of the primary obligor and any obligation of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness

    (2) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

    (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

Notwithstanding the preceding, a Guarantee by any Person shall not include:

    (1) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; or

    (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (2) of the definition of Permitted Investments.

    "HOLDER" means the Person in whose name a Note is registered on the Securities Register.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary held by another Restricted Subsidiary shall be deemed to be Incurred by the issuer of such Indebtedness in the event the Restricted Subsidiary holding such Indebtedness ceases to be a Restricted Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Restricted Subsidiary. For purposes of this definition, any non-interest bearing or other Indebtedness shall be deemed to have been Incurred (in an amount equal to its aggregate principal amount at its Stated Maturity) only on the date of original issue thereof.

    "INDEBTEDNESS" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

    (1) any obligation of such Person for borrowed money;

    (2) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including any such obligations Incurred in connection with the acquisition of Property, assets or businesses;

    (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

    (4) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (other than Trade Accounts Payable);

    (5) any Capital Lease Obligation of such Person;

    (6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination;

    (7) any payment obligation of such Person under Exchange Rate Contracts, Interest Rate Protection Agreements, Oil and Gas Hedging Contracts or under any similar agreements or instruments;

    (8) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; and

    (9) any obligation of the type referred to in clauses (1) through (8) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

Notwithstanding the preceding, Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

    "INTEREST RATE PROTECTION AGREEMENT" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person is subject.

    "INVESTMENT" means, with respect to any Person:

    (1) any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person; or

    (2) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business).

Notwithstanding the preceding, Investments shall not include:

        (a) in the case of clause (1) as used in the definition of "Restricted Payments" only, any such amount paid through the issuance of Capital Stock of the Company; and

        (b) in the case of clause (1) or (2), extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

    "ISSUE DATE" means the date on which the Offered Notes first were issued under the Indenture.

    "LIEN" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the provisions of the Indenture described under "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

    "LIQUID SECURITIES" means securities:

    (1) of an issuer that is not an Affiliate of the Company:

    (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange or the Nasdaq National Market; and

    (3) as to which the Company or the Restricted Subsidiary holding such securities is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held.

Notwithstanding the preceding, securities meeting the requirements of clauses
(1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

    - the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments; and

    - 180 days following the date of receipt of such securities.

    If such securities are not sold or exchanged for cash or Permitted Short-Term Investments within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

    "MATERIAL CHANGE" means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; PROVIDED, HOWEVER, that the following will be excluded from the calculation of Material Change:

    (1) any acquisitions during the quarter of oil and gas reserves with respect to which the Company's estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers; and

    (2) any dispositions of Properties during such quarter that were disposed of in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales."

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET AVAILABLE CASH" from an Asset Sale means cash proceeds received therefrom (including:

    (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received; and

    (2) the Fair Market Value of Liquid Securities and Permitted Short-Term Investments,

    and excluding:

        (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale; and

        (b) except to the extent subsequently converted to cash, Liquid Securities or Permitted Short-Term Investments within 240 days after such Asset Sale, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of:

    (1) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale;

    (2) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, PROVIDED that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder;

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

    (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

    Notwithstanding the preceding, if any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or any Restricted Subsidiary from escrow.

    "NET WORKING CAPITAL" means:

    (1) all current assets of the Company and its Restricted Subsidiaries; less

    (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness,

    in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

    "NON-RECOURSE PURCHASE MONEY INDEBTEDNESS" means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which:

    (1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary:

    - is directly or indirectly liable for such Indebtedness; or

    - provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

    (2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

    "OFFICERS' CERTIFICATE" means a certificate signed by:

    (1) the President or the Chief Executive Officer; and

    (2) the Chief Financial Officer, the Chief Accounting Officer or the Treasurer, of the Company and delivered to the Trustee, which shall comply with the Indenture.

    "OIL AND GAS BUSINESS" means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

    "OIL AND GAS HEDGING CONTRACT" means, with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basic costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

    "OIL AND GAS LIENS" means:

    (1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

    (2) Liens on an oil or gas producing property to secure obligations Incurred or guarantees of obligations Incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

    (3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; PROVIDED, HOWEVER, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

    (4) Liens arising in connection with Production Payments and Reserve Sales; and

    (5) Liens on pipelines or pipeline facilities that arise by operation of law.

    "PARI PASSU INDEBTEDNESS" means any Indebtedness of the Company or a Subsidiary Guarantor that is PARI PASSU in right of payment to the Notes or a Subsidiary Guarantee, as applicable.

    "PARI PASSU OFFER" means an offer by the Company or a Subsidiary Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

    "PERMITTED BUSINESS INVESTMENTS" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

    (1) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems; and

    (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farmin agreements, farmout agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties, excluding however, Investments in corporations other than Restricted Subsidiaries.

    "PERMITTED HEDGING AGREEMENTS" means:

    (1) Exchange Rate Contracts and Oil and Gas Hedging Contracts; and

    (2) Interest Rate Protection Agreements but only to the extent that the stated aggregate notional amount thereunder does not exceed 100% of the aggregate principal amount of Indebtedness of the Company or a Restricted Subsidiary covered by such Interest Rate Protection Agreements at the time such agreements were entered into.

    "PERMITTED INVESTMENTS" means any and all of the following:

    (1) Permitted Short-Term Investments;

    (2) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

    (3) Investments by any Restricted Subsidiary in the Company;

    (4) Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary;

    (5) Investments by the Company or any Restricted Subsidiary in (a) any Person that will, upon the making of such Investment, become a Restricted Subsidiary or (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

    (6) Investments in the form of securities received from Asset Sales, PROVIDED that such Asset Sales are made in compliance with the provisions of the Indenture described under "--Certain Covenants-- Limitation on Asset Sales;"

    (7) Investments in negotiable instruments held for collection; lease, utility and other similar deposits; and stock, obligations or other securities received in settlement of debts (including under any bankruptcy or other similar proceeding) owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary;

    (8) relocation allowances for, and advances and loans to, officers, directors, and employees of the Company or any of its Restricted Subsidiaries; PROVIDED such items do not exceed in the aggregate $5.0 million at any one time outstanding;

    (9) Investments intended to promote the Company's strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed 7.5% of the Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such Investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon the return of capital thereof);

    (10) Investments made for the purpose of acquiring gas marketing contracts in an aggregate amount not to exceed $10.0 million at any one time outstanding;

    (11) Investments made pursuant to Permitted Hedging Agreements of the Company and the Restricted Subsidiaries; and

    (12) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (1) through (11) above).

    "PERMITTED LIENS" means any and all of the following:

    (1) Liens existing as of the Issue Date;

    (2) Liens securing the Notes, any Subsidiary Guarantees and other obligations arising under the Indenture;

    (3) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), PROVIDED that such Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

    (4) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), PROVIDED that such Liens are not extended to other Property of the Company or its Restricted Subsidiaries;

    (5) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their Property (including:

        (a) easements, rights of way and similar encumbrances;

        (b) rights or title of lessors under leases (other than Capital Lease Obligations);

        (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks;

        (d) Liens imposed by law, including Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens;

        (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice; and

        (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property (other than Trade Accounts Payable));

    (6) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

    (7) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $15.0 million;

    (8) Liens securing Permitted Hedging Agreements of the Company and its Restricted Subsidiaries;

    (9) Liens securing purchase money Indebtedness or Capital Lease Obligations, PROVIDED that such Liens attach only to the Property acquired with the proceeds of such purchase money Indebtedness or the Property which is the subject of such Capital Lease Obligations;

    (10) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), PROVIDED that (a) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness and (b) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

    (11) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any Restricted Subsidiary so long as such deposit of funds is permitted by the provisions of the Indenture described under "--Limitation on Restricted Payments;"

    (12) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

    (13) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (9) and (10) above; PROVIDED, HOWEVER, that (a) such new Lien shall be limited to all or part of the same Property (including future improvements thereon and accessions thereto) subject to the original Lien and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

    (14) Liens in favor of the Company or a Restricted Subsidiary; and

    (15) Liens not otherwise permitted by clauses (1) through (14) above incurred in the ordinary course of business of the Company and its Restricted Subsidiaries and encumbering Property having an aggregate Fair Market Value not in excess of $5.0 million at any one time.

Notwithstanding anything in this definition to the contrary, the term "Permitted Liens" shall not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments and Reserve Sales other than:

    (1) any such Liens existing as of the Issue Date;

    (2) Production Payments and Reserves Sales in connection with the acquisition of any Property after the Issue Date, PROVIDED that any such Lien created in connection therewith is created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, such Property;

    (3) Production Payments and Reserve Sales, other than those described in clauses (1) and (2) of this sentence, to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the provisions of the Indenture described under "--Limitation on Asset Sales;" and

    (4) incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company and any Restricted Subsidiary.

Notwithstanding the preceding, in the case of the immediately foregoing clauses
(1), (2), (3) and (4), any Lien created in connection with any such Production Payments and Reserve Sales shall be limited to the Property that is the subject of such Production Payments and Reserve Sales.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness ("new Indebtedness") Incurred in exchange for, or proceeds of which are used to refinance, other Indebtedness ("old Indebtedness"); PROVIDED, HOWEVER, that:

    (1) such new Indebtedness is in an aggregate principal amount not in excess of the sum of:

    - the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination); and

    - an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

    (2) such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness;

    (3) such new Indebtedness has an Average Life at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life of the old Indebtedness at such time;

    (4) such new Indebtedness is subordinated in right of payment to the Notes (or, if applicable, the relevant Subsidiary Guarantee) to at least the same extent, if any, as the old Indebtedness;

    (5) if such old Indebtedness is Non-recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-recourse Purchase Money Indebtedness, such new Indebtedness satisfies clauses (1) and (2) of the definition of "Non-recourse Purchase Money Indebtedness;" and

    (6) such new Indebtedness is not incurred by a Restricted Subsidiary which thereafter will not be a Subsidiary Guarantor to refinance old Indebtedness of the Company or a Subsidiary Guarantor.

    "PERMITTED SHORT-TERM INVESTMENTS" means:

    (1) Investments in Government Obligations maturing within one year of the date of acquisition thereof;

    (2) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, that is a member of the Federal Reserve System or comparable Canadian system and has capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term Indebtedness is rated "A" (or such similar equivalent rating), or higher, according to Moody's or Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc.;

    (3) Investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, PROVIDED that (a) all such deposits have been made in such accounts in the ordinary course of business and (b) such deposits do not at any one time exceed $20.0 million in the aggregate;

    (4) repurchase and reserve repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) entered into with a bank meeting the qualifications described in clause (2);

    (5) Investments in commercial paper or notes, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof or the District of Columbia, or Canada or any Province thereof, with a short-term rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P or "R-1" (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer) or a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

    (6) Investments in any money market mutual funds having assets in excess of $250.0 million all of which consist of other obligations of the types described in clauses (1), (2), (4) and (5) hereof; and

    (7) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-1" (or higher) according to S&P or such similar equivalent rating (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer).

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; PROVIDED, HOWEVER that "Preferred Stock" shall not include Redeemable Stock.

    "PRINCIPAL" of any Indebtedness (including the Notes) means the principal amount of such Indebtedness plus any premium on such Indebtedness.

    "PRODUCTION PAYMENTS AND RESERVE SALES" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

    "REDEEMABLE STOCK" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; PROVIDED, HOWEVER, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

    "REPRESENTATIVE" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness of the Company.

    "RESTRICTED PAYMENT" means:

    (1) a dividend or other distribution declared or paid on the Capital Stock or Redeemable Stock of the Company or to the Company's shareholders (other than dividends, distributions or payments made solely in Capital Stock of the Company or in options, warrants or other rights to purchase or acquire

Capital Stock), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) on the Capital Stock or Redeemable Stock of any Restricted Subsidiary;

    (2) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock, or any options, warrants or other rights to acquire Capital Stock or Redeemable Stock, of the Company or of a Restricted Subsidiary;

    (3) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, legally defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, any Subordinated Indebtedness, PROVIDED that this clause (3) shall not include any such payment with respect to (a) any such Subordinated Indebtedness to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Asset Sales" and to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued or (b) the purchase, repurchase or other acquisition of any such Subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, in each case due within one year of the date of acquisition; or

    (4) an Investment (other than a Permitted Investment) by the Company or a Restricted Subsidiary in any Person.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary pursuant to the provision of the Indenture described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

    "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

    "SAXON" means Saxon Petroleum Inc., an Alberta corporation.

    "SENIOR INDEBTEDNESS OF THE COMPANY" means the obligations of the Company with respect to Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, Incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

    Notwithstanding the preceding, Senior Indebtedness of the Company shall not include:

    (1) Indebtedness of the Company to a Subsidiary of the Company;

    (2) amounts owed for goods, materials or services purchased in the ordinary course of business;

    (3) Indebtedness Incurred in violation of the Indenture;

    (4) amounts payable or any other Indebtedness to employees of the Company or any Subsidiary of the Company;

    (5) any liability for federal, state, local or other taxes owed or owing by the Company;

    (6) any Indebtedness of the Company that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company;

    (7) Pari Passu or Subordinated Indebtedness of the Company;

    (8) Indebtedness of the Company that is represented by Redeemable Stock;

    (9) Indebtedness evidenced by the Notes; and

    (10) in-kind obligations relating to net oil and gas balancing positions.

    "SENIOR INDEBTEDNESS OF ANY SUBSIDIARY GUARANTOR" has a correlative meaning.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

    "STATED MATURITY," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated or junior in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

    "SUBSIDIARY" of a Person means:

    (1) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by:

        (a) the first Person;

        (b) the first Person and one or more of its Subsidiaries; or

        (c) one or more of the first Person's Subsidiaries; or

    (2) another Person which is not a corporation (x) at least 50% of the ownership interest of which and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (a), (b) or (c) above.

    "SUBSIDIARY GUARANTOR" means, unless released from its Subsidiary Guarantee as permitted by the Indenture, any Restricted Subsidiary that becomes a Guarantor of the Notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture.

    "SUBSIDIARY GUARANTEE" means an unconditional, unsecured senior subordinated Guarantee of the Notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

    "TRADE ACCOUNTS PAYABLE" means accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) Saxon and each other Subsidiary of the Company that the Company has designated pursuant to the provision of the Indenture described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    "VOLUMETRIC PRODUCTION PAYMENTS" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "VOTING STOCK" of any Person means Capital Stock of any Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "WHOLLY OWNED SUBSIDIARY" means, at any time, a Restricted Subsidiary of the Company all the Voting Stock of which (other than directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

DEFEASANCE AND COVENANT DEFEASANCE

    The Company and the Subsidiary Guarantors will, at the election of the Company at any time, be discharged from all their obligations with respect to the Notes ("Legal Defeasance") except for obligations:

    (1) to exchange or register the transfer of Notes;

    (2) to replace stolen, lost or mutilated Notes;

    (3) to maintain paying agencies; and

    (4) to hold moneys for payment in trust.

    In addition, the Company may omit to comply with certain covenants, including those described under "--Repurchase at the Option of Holders Upon a Change of Control," "--Certain Covenants" and in clauses (6) and (7) under the first paragraph of "--Merger, Consolidation and Sale of Substantially All Assets"("Covenant Defeasance") and the occurrence of the Events of Default described below in clauses (3) and (4) (with respect to such covenants) and clauses (5), (6), (7) (with respect to Significant Subsidiaries) and (8)), under "--Events of Default and Notice" will be deemed not to be or result in an Event of Default.

    Such Legal Defeasance or Covenant Defeasance may occur only if, among other thing, the Company:

    (1) deposits in trust for the benefit of the Holders of the Notes money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal, interest and any premium in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the Notes;

    (2) in the case of Legal Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

        (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or since the date of Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and

        (b) the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder;

    (3) in the case of Covenant Defeasance, delivers to the Trustee an Opinion of United States Counsel to the effect that:

        (a) Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and

        (b) that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 or that such trust is qualified thereunder or exempt from regulation thereunder.

    If the Company were to exercise this option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but might not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

    If the Company exercises either of the options described above, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

EVENTS OF DEFAULT AND NOTICE

    The following are summaries of Events of Default under the Indenture with respect to the Notes:

    (1) failure to pay any interest on the Notes when due, continued for 30 days;

    (2) failure to pay principal or any premium on the Notes when due;

    (3) failure to comply with the provisions of the Indenture described under "Merger, Consolidation and Sale of Substantially All Assets;"

    (4) failure to perform any other covenant of the Company or any Subsidiary Guarantor in the Indenture, continued for 60 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

    (5) a default by the Company or any Restricted Subsidiary under any Indebtedness for borrowed money (other than Non-recourse Purchase Money Indebtedness) which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $5.0 million if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

    (6) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $5.0 million and such judgment or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

    (7) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

    (8) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

    If an Event of Default (other than an Event of Default described in clause
(7) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (7) above occurs, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

    No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

    (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

    (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

    (3) the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

MODIFICATION OF THE INDENTURE; WAIVER

    Modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee without the consent of any Holders of Notes in certain limited circumstances, including:

    (1) to cure any ambiguity, omission, defect or inconsistency;

    (2) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all the assets of the Company and the Restricted Subsidiaries taken as a whole and certain other events specified in the provisions of the Indenture described under "--Merger, Consolidation and Sale of Substantially All Assets;"

    (3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

    (4) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act;

    (5) to make any change that does not adversely affect the rights of any Holder of Notes in any material respect;

    (6) to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture; and

    (7) to make certain other modifications and amendments as set forth in the Indenture.

    The Company, the Subsidiary Guarantors and the Trustee may, with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of outstanding Notes, among other things:

    (1) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

    (2) reduce the rate of or change the time for payment of interest on any Notes;

    (3) change the currency in which any amount due in respect of the Notes is payable;

    (4) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption or repurchase provisions with respect thereto;

    (5) reduce the relative ranking of any Notes;

    (6) release any security that may have been granted to the Trustee in respect of the Notes;

    (7) at any time after a Change of Control or an Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer;

    (8) cause the Company or any Subsidiary Guarantor to be required to make any deduction or withholding from payments made under or with respect to the Notes; or

    (9) make certain other significant amendments or modifications as specified in the Indenture.

    The Holders of at least a majority in principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of at least a majority in principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holders of each outstanding Note.

NOTICES

    Notices to Holders of the Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

GOVERNING LAW

    The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

TRUSTEE

    State Street Bank & Trust Company is the Trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its Subsidiaries and may perform certain services for and transact other business with the Company and its Subsidiaries from time to time in the ordinary course of business.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") by and among Forest and each of the underwriters named below (the "Underwriters"), we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from us, the aggregate principal amount of the Notes set forth opposite its name below:

                                                                             PRINCIPAL AMOUNT
UNDERWRITERS                                                                     OF NOTES
---------------------------------------------------------------------------  -----------------
Salomon Smith Barney Inc. .................................................
Morgan Stanley & Co. Incorporated..........................................
Warburg Dillon Read LLC....................................................

                                                                             -----------------
    Total..................................................................   $
                                                                             -----------------
                                                                             -----------------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any Notes are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    We have been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices
less a concession of not more than   % of the principal amount of the Notes. The
Underwriters may allow and such dealers may reallow a concession of not more
than   % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    There is currently no market for the Notes. We have been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but that they are not obligated to do so and may discontinue making a market at any time without notice. We do not intend to list the Notes on any securities exchange. There can be no assurance given as to whether an active trading market for the Notes will develop or as to the liquidity of any trading market for the Notes.

    The Underwriting Agreement provides that we will indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to Forest and its affiliates. The Underwriters have been retained to perform certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses.

    In connection with this offering and in compliance with applicable law, the Underwriters may engage in transactions which stabilize or maintain the market price of the Notes at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may over-allot in connection with this offering creating a short position in the Notes for their own accounts. For the purposes of covering a syndicate short position or stabilizing the price of the Notes, the Underwriters may place bids for the Notes or effect purchases of the Notes in the open market. Finally, the Underwriters may impose a penalty bid whereby selling concessions allowed to syndicate members or other broker-dealers for distributing the Notes in this offering may be reclaimed by the syndicate if the syndicate repurchases previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Notes being offered hereby and certain other legal matters in connection with this offering are being passed upon for Forest by Vinson & Elkins L.L.P., New York, New York. Certain legal matters related to the Notes will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    KPMG Peat Marwick LLP, independent certified accountants, have audited our financial statements incorporated by reference in the base Prospectus. These financial statements are incorporated by reference in the base Prospectus in reliance upon their report and upon their authority as experts in accounting and auditing.

    The audited statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, incorporated by reference in the base Prospectus, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in the base Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

                             FOREST OIL CORPORATION

                                  $250,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    THE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   This prospectus is dated November 9, 1998

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading --WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998;

    - Current Reports on Form 8-K dated January 7, 1998, January 12, 1998, January 28, 1998, February 3, 1998, April 8, 1998, June 25, 1998; and on
      Form 8-KA dated February 3, 1998; and

    - The description of the Company's common stock contained in Form 8-A dated October 20, 1997.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Daniel L. McNamara
    Corporate Counsel and Secretary
    Forest Oil Corporation
    1600 Broadway
    Suite 2200
    Denver, Colorado 80202
    (303) 812-1400

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

    Forest Oil Corporation and its subsidiaries are engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. We are active in several of the major exploration and producing areas in and offshore the United States and in Canada. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas and Oklahoma, and in Canada in Alberta and the Northwest Territories. We operate from production offices located in Lafayette, Louisiana, Denver, Colorado, and Calgary, Alberta, Canada. Our corporate headquarters are located in Denver, Colorado, where our address is 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                USE OF PROCEEDS

    The net proceeds from the sale of the offered securities will be used for the acquisition of oil and gas properties, capital expenditures, the repayment of subordinated debentures or other debt, repayments of borrowings under revolving credit agreements, or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    A description of Forest's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be our direct unsecured general obligations. The Debt Securities will be either Senior Debt Securities or Subordinated Debt Securities.

    The Debt Securities will be issued under one or more separate indentures between us and a Trustee. The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture". Together the Senior Indentures and the Subordinated Indentures are called "Indentures."

    We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

    The Debt Securities will be our direct, unsecured obligations. The Senior Debt Securities will rank equally with all of our other senior and unsubordinated debt. The Subordinated Debt Securities will have a junior position to all of our Senior Debt.

    A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - The title and type of the Debt Securities;

    - The total principal amount of the Debt Securities;

    - The percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

    - If convertible into common stock, the terms on which such Debt Securities are convertible.

    - The dates on which the principal of the Debt Securities will be payable;

    - The interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

    - Any optional redemption periods;

    - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

    - Any provisions granting special rights to holders when a specified event occurs;

    - Any changes to or additional Events of Defaults or covenants;

    - Any special tax implications of the Debt Securities, including provisions for Original Issue Discount Securities, if offered; and

    - Any other terms of the Debt Securities.

    None of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

    If so provided in the applicable Prospectus Supplement, we may issue the Debt Securities at a discount below their principal amount and you would pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable Prospectus Supplement will describe all material U.S. Federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities.

    Debt Securities of a series may be issued in registered, bearer, coupon or global form. (Sections 2.01 & 2.02.)

DENOMINATIONS

    The prospectus supplement for each issuance of Debt Securities will state whether the securities will be issued in registered form of $1,000 each or multiples thereof or bearer form of $1,000 each.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other Senior Indebtedness (as defined below). However, the Senior Debt Securities will be subordinated in right of payment to all our secured Indebtedness to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all our Subsidiaries' indebtedness and all our Subsidiaries' mandatory redemption preferred stock. Except as provided in the applicable Senior Indenture or specified in any Authorizing Resolution and/or supplemental indenture relating to a Series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional Indebtedness which may rank equally with the Senior Debt Securities or the amount of Indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of the Company's Subsidiaries.

    "Senior Indebtedness" is defined to include all notes or other unsecured evidences of indebtedness, including guarantees of Forest for money borrowed, that are not expressed to be subordinate or junior in right of payment to any other indebtedness of Forest.

SUBORDINATED DEBT SECURITIES

    Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Indebtedness Securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

    - of any insolvency, bankruptcy or similar proceeding involving Forest or any of its significant properties, or

    - we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness when due.

    The Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

CONSOLIDATION, MERGER OR SALE

    Each Indenture generally permits a consolidation or merger between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

    We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. (Sections 6.01 & 6.02.)

MODIFICATION OF INDENTURES

    Under each Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections
10.01 & 10.02.)

EVENTS OF DEFAULT

    "Event of Default" when used in an Indenture, will mean any of the following:

    - failure to pay the principal or any premium on any Debt Security when due;

    - failure to deposit any sinking fund payment when due;

    - failure to pay interest on any Debt Security for 30 days;

    - failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

    - certain events in bankruptcy, insolvency or reorganization of the Company; or

    - any other Event of Default included in any Indenture or supplemental indenture. (Section 7.01.)

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. (Section 8.05.)

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 7.02.)

    Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 8.02.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Section 7.05.)

COVENANTS

    Under the Indentures, we will:

    - pay the principal, interest and any premium on the Debt Securities when due;

    - maintain a place of payment;

    - deliver a report to the Trustee at the end of each fiscal year reviewing the Company's obligations under the Indentures; and

    - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

    Any additional covenants will be described in a Prospectus Supplement.

PAYMENT AND TRANSFER

    Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any Prospectus Supplement. Debt Securities payments in other forms will be paid at a place designated by us and specified in a Prospectus Supplement. (Sections 5.01 and 5.02)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

CONVERSION RIGHTS

    The Debt Securities may be convertible into common stock, according to the terms and conditions of the Prospectus Supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a Prospectus Supplement. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

DEFEASANCE

    We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 9.01.)

    Under Federal income tax law as of the date of this Prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debt Securities and his allocable share of amounts deposited with the Trustee pursuant to the preceding paragraph. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

                          DESCRIPTION OF CAPITAL STOCK

    As of September 30, 1998, our authorized capital stock was 210,000,000 shares. Those shares consisted of: (a) 10,000,000 shares of preferred stock, none of which were outstanding; and (b) 200,000,000 shares of common stock, of which 44,646,542 shares were outstanding.

COMMON STOCK

    LISTING. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "FST". Any additional common stock we issue will also be listed on the NYSE.

    DIVIDENDS. Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders.

    FULLY PAID. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to preemptive or cumulative voting rights.

    OTHER RIGHTS. We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, the specific designations and rights will be described in the Prospectus Supplement and a description will be filed with the SEC.

    Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The preferred stock will, when issued, be fully paid and non-assessable.

                            ANTI-TAKEOVER PROVISIONS

    Certain provisions in the our Restated Certificate of Incorporation and By-laws and our shareholders' rights plan, may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts.

CLASSIFIED BOARD OF DIRECTORS.

    Our By-laws provide that the Board of Directors is divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose four year terms of office expire at different times in annual succession. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

BLANK CHECK PREFERRED STOCK.

    Our Restated Certificate of Incorporation authorizes the issuance of blank check preferred stock. The Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

SHAREHOLDERS' RIGHTS PLAN.

    Our Board of Directors has adopted a shareholders' rights plan, pursuant to which each share of common stock includes a preferred stock purchase right (the "Rights"). After the Rights become exercisable, each holder may purchase
1/100th of a share of a newly issued series of the preferred stock at a purchase price of $30 per 1/100th of a preferred share, subject to adjustment. The Rights expire on October 29, 2003 unless extended or redeemed earlier. The Rights will become exercisable (unless previously redeemed or the expiration date of the rights has occurred) following a public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the common stock or has commenced (or announced an intention to make) a tender offer or exchange offer for 20% or more of the common stock. In certain circumstances each holder of Rights (other than an Acquiring Person) would have the right to receive, upon exercise (i) shares of common stock having a value significantly in excess of the exercise price of the Rights, or (ii) shares of common stock of an acquiring company having a value significantly in excess of the exercise price of the Rights.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers, including existing shareholders in a rights offering.

BY AGENTS

    Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES; RIGHTS OFFERINGS

    Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights which may be issued to our securityholders.

GENERAL INFORMATION

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

    Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    KPMG Peat Marwick LLP, independent certified accountants, have audited our financial statements incorporated by reference in this prospectus. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in accounting and auditing.

    The audited statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, incorporated by reference in this Prospectus, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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                                  $100,000,000

   [LOGO]
                             Forest Oil Corporation

                       % Senior Subordinated Notes Due 2006

                                     ------

                    P R O S P E C T U S  S U P P L E M E N T

                                JANUARY   , 1999

                                   ---------

                              Salomon Smith Barney

                           Morgan Stanley Dean Witter

                            Warburg Dillon Read LLC

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